EXHIBIT 10(e)(20)

2011 Executive Long-Term Incentive Program (“2011 E-LTIP”)

Under the 2011 E-LTIP, executive officers of the Company are eligible to receive performance shares based on certain performance measures established by the Compensation Committee of the Board of Directors (the “Committee”).

The performance elements and corresponding weights for the 2011 E-LTIP are: (i) (10%) Revenue Growth: Revenue growth adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars; (ii) (55%) Adjusted Earnings per Share: Diluted Earnings Per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (if equal to or greater than $50 million pre-tax on an individual basis, or in the aggregate per item, with the exception of income tax and Fuji-Xerox adjustments): direct costs of acquisition and acquisition-related expenses; amortization of acquisition-related intangibles; restructuring and asset impairment charges; gains/(losses) from litigation, regulatory matters or any changes in enacted law (including tax law); gains/(losses) from asset sales or business divestitures; gains/(losses) resulting from acts of war, terrorism or natural disasters; the initial effect of changes in accounting principles that are included within Income from Continuing Operations; impairment of goodwill and other intangibles; gains/(losses) from the settlement of tax audits (if equal to or greater than $30 million on an individual basis, or in the aggregate per item); gains/(losses) on early extinguishment of debt; non-restructuring related impairments of long-lived assets; and our share of after-tax effects of the above items incurred by Fuji-Xerox (if our share is equal to or greater than $10 million on an individual basis, or in the aggregate per item); and (iii) (35%) Core Cash Flow from Operations: Net Cash provided by (used for) Operating Activities as reported in the Company’s consolidated audited financial statements, as adjusted for the following items: net changes in finance receivables and on-lease equipment; with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above whether or not the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding years Annual Report; and special discretionary pension fundings in excess of $50 million. Any other items approved by the Committee for adjustment of the above metrics will be considered a modification of the award.